SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 8, 2003
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                                    GSV, Inc.
                                    ---------
             (Exact name of registrant as specified in its charter)


   Delaware                         0-23901                      13-3979226
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(State or other             (Commission File Number)            (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)




                        191 Post Road, Westport, CT 06880
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               (Address of principal executive offices, zip code)


       Registrant's telephone number, including area code: (203) 221-2690
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                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

     On April 8, 2003, GSV, Inc. (the "Company"), signed a term sheet with Polystick U.S. Corp. ("Polystick") for the purchase by the Company of all oil and gas related properties owned by Polystick. Pursuant to the term sheet, the consideration to be paid by the Company, valued at $2.65 million, will consist of 4,500,000 shares of common stock of the Company valued at $0.25 per share and 1,500,000 shares of Series B convertible preferred stock of the Company. The Series B convertible preferred stock will be convertible into shares of the Company's common stock at a price of $1.00 per share, subject to certain antidilution adjustments. Polystick will have the right, pursuant to the terms of the Series B preferred stock, to elect up to three members of the Company's board of directors. The purchase price is subject to adjustment based on the Company's due diligence investigation of Polystick and its assets. Consummation of the transaction is subject to the completion of due diligence and the negotiation and execution of a definitive purchase agreement. Consummation of the transaction is also subject to the prior repurchase or redemption of all of the outstanding shares of the Company's existing Series A preferred stock.

     Polystick presently owns 850,000 shares, or 32.2%, of the Company's outstanding common stock.

Item 7. Financial Statements and Exhibits

(c)

Exhibit No.     Description

2.1             Term sheet by and between GSV, Inc. and Polystick U.S. Corp.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           GSV, INC.
                                           (Registrant)



Dated:  April 8, 2003                      By: /s/ Gilad Gat
                                               -------------
                                               Gilad Gat
                                               Chief Executive Officer
                                               (Principal Executive Officer)


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